Exhibit 10.03

August 19, 2008

Dr. John D. Rhodes, III

Dear Dr. Rhodes:

This letter amends and restates the terms of the put right (the “Put Right”) granted by you to the Company on May 15, 2008.

Upon each written request by the Company, which request shall first be authorized by the unanimous consent of the Board of Directors of the Company, upon a finding by the Board of Directors that the Company has no other financing options available to it, you agree to purchase shares of Common Stock of the Company, at the purchase price per share and upon the same other terms as the most recent sale of shares of Common Stock of the Company to third party in a transaction intended to raise capital; provided, however, the aggregate purchase price of all shares purchased pursuant to the Put Right shall not exceed $3,000,000.00 (the “Put Amount”).

The Put Amount shall decrease by $1.00 for each $1.00 of gross proceeds received by the Company from and after the date hereof from the sale of equity securities.

In consideration of your agreement to the terms hereof, the Company will issue a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share as soon as practicable after your execution hereof.

In addition, as set forth in May 15 letter describing the Put Right, you will receive a five-year warrant to purchase shares of Common Stock (the “Warrant”) at an exercise price of $1.00 per share. The number of shares subject to the Warrant shall be equal to 33,333 for each month (or portion thereof) that elapses from May 15, 2008 until the full termination of the Put Right. The Company shall issue and deliver the Warrant for all such earned Common Stock on December 31, 2008 or termination of the Put Right.

The Put Right shall immediately terminate upon December 31, 2008 or upon certain events of default, including acceleration of other indebtedness in an amount greater than $25,000, judgments against the Company in net amount greater than $25,000, and insolvency or bankruptcy or similar proceedings. Additionally, this Put Right may be terminated by the mutual consent of the Company and you. After an event of default or other termination of the Put Right, you will have no further obligations to purchase shares of Common Stock under the Put Right.

Finally, in consideration of the value being conferred to the Company by the extension of the Put Right, which will benefit Bruce Widener and Brook Street Enterprises LLC as stockholders of the Company, each of Bruce Widener and Brook Street Enterprises, LLC, agrees that, upon the exercise of the Put Right in whole or in part by the Company, you shall have the right to purchase up to 1,285,000 shares of Common Stock from Bruce Widener and up to 370,425 shares of Common Stock from Brook Street Enterprises, LLC for a purchase price of $0.01 per share.

If these terms are acceptable to you, please indicate your consent by signing below.

Sincerely,

/s/ Bruce Widener
Bruce Widener, Chief Executive Officer Beacon Enterprise Solutions Group, Inc.

/s/ Bruce Widener
Bruce Widener

/s/ Richard Hughes
Richard Hughes, Manager Brook Street Enterprises, LLC

ACKNOWLEDGED AND AGREED:

/s/ John D. Rhodes III

John D. Rhodes, III